Exhibit 99.1

COLE CREDIT PROPERTY TRUST IV, INC. ANNOUNCES
ESTIMATED PER SHARE VALUE OF $9.37

Phoenix, AZ, March 30, 2018 - The Board of Directors (the “Board”) of Cole Credit Property Trust IV, Inc. (“CCPT IV” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on owning and operating high-quality, income-producing necessity retail properties net leased to creditworthy tenants under long-term leases, today announced an estimated per share net asset value (“NAV”) of the Company’s common stock of $9.37 as of December 31, 2017. This is the fourth valuation that the Company has conducted.

“While the perceived value of some retail real estate has shifted, impacting CCPT IV’s valuation, this portfolio maintains strong diversification and performance,” said Nathan DeBacker, Chief Financial Officer of CCPT IV. “The necessity, discount and service-oriented retail tenants in CCPT IV’s portfolio provide important goods, services and employment opportunities to communities around the country.”

Estimated Per Share NAV
The Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent global advisory and corporate finance consulting firm that specializes in providing real estate valuation services, to assist the Board with determining an estimated per share NAV and a valuation range of CCPT IV. Using the NAV Methodology, Duff & Phelps arrived at a valuation range of $9.10 to $10.14 per share. The estimated per share NAV of $9.37 was determined and approved by the Board based on the recommendation of its valuation committee, which is comprised solely of independent directors, including the independent Chairman of the Board. The Board is ultimately and solely responsible for the establishment of the estimated per share NAV.

The estimated per share NAV was based upon the estimated market value of the Company’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated per share NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. The Board intends to determine an updated estimated per share NAV on at least an annual basis.

To date, CCPT IV has paid 71 consecutive monthly distributions to its stockholders, with a current distribution rate equal to an annualized amount of $0.625 per share. The distribution amount per share declared by the Board is not affected by the determination of the NAV.

About Cole Credit Property Trust IV, Inc.
CCPT IV is a public, non-listed REIT formed in 2012 that acquires and manages income-producing retail commercial real estate primarily leased to creditworthy tenants under long-term, net leases. CCPT IV seeks to provide access to high-quality retail real estate assets, providing the potential for current income, reduced portfolio volatility and capital appreciation for its stockholders. CCPT IV is operated by CCO Group, LLC, a subsidiary of CIM Group.

About CIM Group
Established in 1994, CIM is a vertically-integrated owner and operator of real assets for its own account, and on behalf of its partners and co-investors seeking to invest in urban real assets, net-lease assets, and other associated credit strategies, with a principal focus on North America. CIM’s real assets include urban residential, commercial, retail, hospitality, debt, and infrastructure investments as well as U.S.-based retail, office and industrial net-lease. CIM’s broad expertise includes in-house research, acquisition, credit analysis, investment, development, finance, leasing and asset management capabilities. For more information, please visit www.cimgroup.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the methodology and assumptions used in determining the most recent estimated per share NAV of the Company’s common stock, and the Company’s intent to grow its portfolio with creditworthy tenants under long-term leases and a focus on necessity, discount retail and services and its intent to determine an updated estimated per share NAV on at least an annual basis. Duff & Phelps relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Duff & Phelps’ valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Bill Mendel
bill@mendelcommunications.com
(212) 397-1030